Exhibit 10.27

THIS 2014 ADVANCES LOAN AGREEMENT AND THE SECURITIES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THE SECURITIES HAVE BEEN REGISTERED UNDER SUCH ACT AND ALL SUCH OTHER APPLICABLE LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

2014 ADVANCES LOAN AGREEMENT

This 2014 Advances Loan Agreement (this “Agreement”) is made this _27_ day of March, 2015, by and between EAU Technologies, Inc., a Delaware corporation (the “Company”), and Peter F. Ullrich, a resident of Florida (“Lender”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Definitions.  For purposes of this Agreement, the following capitalized terms have the following meanings:

“Business Day” means any day other than (a) Saturday or Sunday or (b) any other day on which banks in the State of New York are permitted or required to be closed.

“Common Stock” means the shares of the Company’s common stock, par value $.0001 per share.

“Common Stock Equivalent” any securities convertible into or exchangeable for shares of Common Stock, or the issuance of any warrants, options, subscription or purchase rights with respect to such convertible or exchangeable securities.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” (and the lower-case versions of the same) shall have meanings correlative thereto.

“Conversion Price” shall have the meaning set forth in Section 5(a), subject to adjustment per the terms and conditions set forth in this Agreement.

“Interest Rate” shall have the meaning set forth in Section 3.

“Maturity Date” shall have the meaning set forth in Section 4(a).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

2. Agreement to Lend.  The Company and Holder have agreed to convert the advances made by Holder during 2014, totaling $1,160,000 (“Loan Amount”) into a new note.

3.           Interest.  Simple interest shall accrue (computed on the basis of actual days elapsed and a year of 360 days) at the rate of ten percent (10%) per annum on the unpaid principal amount of this Agreement outstanding (such interest rate being referred to as the “Interest Rate”).

4.           Payment.

(a)           Maturity Date.  Accrued interest and the outstanding principal balance shall be due and payable in a single lump-sum payment on November 30, 2015 (the “Maturity Date”).

(b)           Prepayment.  Accrued interest and the outstanding principal balance can be prepaid, in whole or in part, at any time prior to the Maturity Date without premium or penalty of any kind whatsoever.

5.           Conversion.

(a)           Optional Conversion Right.  Until such time as all of the obligations under this Agreement are paid in full, Lender shall have the option, exercisable in its sole discretion, to convert all or any portion of the outstanding principal and interest due pursuant to this Agreement into shares of Common Stock at a price per share equal to $0.31 per share (subject to the adjustments as set forth in Section 7 hereof) (the “Conversion Price”).

(b)           [Intentionally Omitted].

(c)           Conversion Procedure.

(i)           Prior to the conversion in accordance with this Section 5, the Company shall take all necessary steps to ensure that such number of shares of Common Stock as are issuable upon conversion are available for such issuance.

(ii)           Any such conversion shall be deemed to have been effected as of the close of business on the date on which a written conversion request is delivered from Lender to the Company specifying the amount of principal, or principal and interest, to be converted. At such time as such conversion has been effected, the rights of Lender as such Lender to the extent of the conversion shall cease, and Lender shall be deemed to have become the holder of record of the shares of Common Stock represented thereby.

(iii)           As soon as possible after a conversion has been effected (but in any event within thirty (30) business days), the Company shall deliver to Lender, a certificate or certificates representing the number of shares of Common Stock (excluding any fractional share) issuable by reason of such conversion in such name or names and such denomination or denominations as Lender has specified to the Company in writing.

(iv)           If any fractional share of Common Stock would, except for the provisions hereof, be deliverable upon conversion, the Company, in lieu of delivering such fractional share, shall pay an amount equal to the value of such fractional share.

(v)           The issuance of certificates for the shares of Common Stock upon conversion shall be made without charge to Lender for any issuance tax in respect thereof or other cost incurred by the Company in connection with such conversion and the related issuance of the shares of Common Stock.  Upon conversion, the Company shall take all such actions as are necessary in order to ensure that the shares of Common Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable.

(vi)           The Company shall not close its books against the transfer of the shares of Common Stock issued or issuable upon conversion in any manner which interferes with the timely conversion.  Lender, upon the request of the Company, shall assist and cooperate with the Company in making any required governmental filings or in obtaining any government approval prior to or in connection with the conversion (including, without limitation, making any filings required to be made by the Company).

(vii)           The Company shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each issuance).

(viii)           If (A) the Company shall take a record of the holders of its shares of Common Stock (or other securities at the time receivable upon the conversion) for the purpose of entitling them to receive any dividend or other distribution, or any right to subscribe for or purchase any securities, or to receive any other right or otherwise proposes to make a dividend or distribution; (B) there is proposed any capital reorganization of the Company, any reclassification of the equity interests of the Company, any consolidation or merger of the Company with or into another entity, or any conveyance of all or substantially all of the assets of the Company to another entity; (C) any voluntary dissolution, liquidation or winding-up of the Company; or (D) any redemption or conversion of outstanding shares of Common Stock into any other type of securities then, and in each such case, the Company will mail or cause to be mailed to Lender a notice in accordance with Section 13 specifying, as the case may be, (I) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (II) the date on which such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation, winding up, redemption or conversion is to take place, and the time, if any is to be fixed, as of which the holders of record of the shares of Common Stock (or at the time receivable upon the conversion) shall be entitled to exchange their shares of Common Stock (or such other securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding up.  Such written notice shall be given at least 30 days prior to the transaction in question and not less than 10 days prior to the record date in respect thereof.

(d)           Partial Exercise.  Upon conversion, the portion of principal and interest hereunder that has not been converted shall remain due and payable by the Company according to the terms and conditions set forth in this Agreement.

6.           Use of Proceeds.  The proceeds from this Agreement shall be used by the Company in any manner determined by the Company.

7.           Adjustment of Conversion Price.  The Conversion Price with respect to the shares of Common Stock shall be subject to adjustment from time to time as follows:

(a)           Stock Splits.  If the Company at any time or from time to time after the date of this Agreement effects a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased, and conversely, if the Company at any time or from time to time after the date of this Agreement combines the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased.  Any adjustment under this subsection (a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b)           Dividends and Distributions.  In the event the Company at any time or from time to time after the date of the Agreement makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price then in effect shall be proportionally decreased as of the time of such issuance or, in the event such a record date is fixed, as of the close of business on such record date.

(c)           Recapitalization or Reclassification.  If the shares of Common Stock issuable upon the conversion of the amounts due pursuant to this Agreement are changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets, provided for elsewhere in this Section 7), then, and in any such event, Lender shall thereafter be entitled to receive upon conversion of the amounts due pursuant to this Agreement such number and kind of stock or other securities or property of the Company to which a holder of shares deliverable upon conversion of the amounts due pursuant to this Agreement would have been entitled on such reclassification or other change, subject to further adjustment as provided herein.

(d)           [Intentionally Omitted].

(e)           [Intentionally Omitted].

(f)           No Adjustment.  No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided, however, that any adjustments which by reason of this subparagraph (f) are not required to be made shall be carried forward and taken into account in any subsequent adjustment; and provided, further, that any adjustment required in order to preserve the tax-free nature of a distribution to the holders of shares of Common Stock shall be made when so required.  All calculations under this Section 7 shall be made to the nearest cent (with $.005 being rounded upward).  Anything in this Section 7 to the contrary notwithstanding, the Company shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Price, in addition to those required by this Section 7, as it in its discretion shall determine to be advisable in order that any stock dividends, subdivision or combination of shares, distribution of capital stock or rights or warrants to purchase stock or securities, distribution of evidences of indebtedness or assets or any other transaction which could be treated as any of the foregoing transactions pursuant to Section 305 of the Internal Revenue Code of 1986, as amended (and any successor provision), hereafter made by the Company to its shareholders shall not be taxable to such shareholders.

8.           Amendment.  Except as otherwise expressly provided herein, the provisions of this Agreement may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the prior written consent of Lender.

9.           Waiver.  The failure of Lender to insist on full compliance with any provision of this Agreement in a particular instance shall not result in a waiver or relinquishment of any right or obligation herein, and shall not preclude Lender from requiring full compliance with any provision of this Agreement thereafter.

10.           Interpretation.  For the purposes of this Agreement, all dollar amounts and references to “$” or “Dollar” shall be deemed to refer to United States of America dollars.  Whenever the context of this Agreement permits, the masculine gender shall include the feminine and neuter genders, and any reference to the singular or plural shall be interchangeable with the other.

11.           Place of Payment.  Payments of principal and interest are to be paid to Lender by wire transfer in accordance with the following instructions:

Peter F. Ullrich
1800 N.W. 89th Place
Miami, FL 33172
Email:  peteru@esmaraldainc.com

or to such other address or to the attention of such other person as specified by prior written notice to the Company.

12.           Governing Law.  This Agreement shall be governed by and construed in accordance with, the laws of the State of Delaware.

13.           Notices. All notices, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or by Federal Express or a similar overnight courier to the party for whom intended, at the address for such party set forth below (or at such other address for a party as shall be specified by like notice, provided, however, that any notice of change of address shall be effective only upon receipt):

if to Lender:	Peter F. Ullrich
1800 NW 89th Place
Miami, Florida 33172

if to the Company:	EAU Technologies, Inc.
1890 Cobb International Blvd., Suite A
Kennesaw, Georgia 30152
Attention: Wade R. Bradley, President and CEO

The parties hereto agree that notices or other communications that are sent in accordance herewith (i) by personal delivery will be deemed received on the day sent or on the first business day thereafter if not sent on a business day, (ii) by overnight delivery, will be deemed received on the first business day immediately following the date sent, and (iii) by U.S. mail, will be deemed received three (3) business days immediately following the date sent.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date first written above.

COMPANY:

By:	/s/ Douglas W. Kindred
Douglas W. Kindred
Chief Executive Officer

LENDER:

PETER F. ULLRICH

/s/ Peter F. Ullrich
Peter F. Ullrich